UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): December 23, 2009

HEARTLAND, INC.
(Exact name of registrant as specified in charter)

Maryland	000-27045	36-4286069
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

1501 US Hwy 25E
Middlesboro, KY  40965
 (Address of principal executive offices) (Zip Code)

606-248-7323
 (Registrant’s telephone no., including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 23, 2009, Heartland, Inc. (the “Company”) filed Articles of Amendment with the State of Maryland to reverse split the issued and outstanding common stock on a basis of one for two shares of common stock resulting in a decrease in the number of issued and outstanding shares at the ratio of two for one.  No fractional shares shall be issued. In lieu of issuing fractional shares, the Company will issue to any shareholder who otherwise would have been entitled to receive a fractional share as a result of the reverse split an additional full share of its common stock.  The above transactions were approved by the Board of Directors of the Company.  As provided by Maryland General Corporations Law Section 2-309(a) and (e), shareholder approval is not required.  The effective date of the reverse split is January 15, 2010.  As a result of the reverse split, the Company will have approximately 22,333,779 shares issued and outstanding.  The authorized shares of common stock will not be impacted by the reverse split.

The foregoing information is a summary of each of the matters described above, is not complete, and is qualified in its entirety by reference to the full text of the exhibits, each of which is attached an exhibit to this Current Report on Form 8-K.  Readers should review those exhibits for a complete understanding of the terms and conditions associated with this matter.

Item 9.01  Financial Statements and Exhibits

(c) Exhibits.

Exhibit Number	Description

3.1	Articles of Amendment for the State of Maryland filed December 23, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEARTLAND, INC.

Date: December 29, 2009	By:	/s/ Terry Lee
Name: Terry Lee Title: CEO